Exhibit 99.1

                      Earns 11 Cents Per Share on Record Q4
        Sales of $126 Million; Quarterly Branded Revenues up 26 Percent;
                          Scalar(R) i500 Library Ships

    REDMOND, Wash.--(BUSINESS WIRE)--Dec. 15, 2005--Advanced Digital Information Corporation (NASDAQ: ADIC) today announced net earnings of $6.4 million, or 11 cents per share, on all-time record quarterly revenue of $126.2 million for the fiscal fourth quarter ending October 31, 2005. Full fiscal year 2005 earnings totaled $14.3 million, or 23 cents per share, on sales of $454.2 million.
    Quarterly net income increased 13 percent on nine percent revenue growth over the same period last year while operating income grew approximately 94 percent. Annual net income is up 85 percent on essentially flat revenue and annual operating income is up 83 percent. Gross profit as a percentage of sales grew 250 basis points to 31.9 percent during the period versus the same quarter of fiscal 2004 and increased approximately 220 basis points to 30.6 percent for the full fiscal year.
    "We are pleased to report record total sales and record branded sales for any quarter in our history as market acceptance of our products continues to grow. Improved operating performance is evident as operating income grew at a much faster rate than revenue in both the quarter and full year," according to Chair and Chief Executive Officer Peter van Oppen. "In particular, strength in our branded business offset predicted reductions in our OEM business for the year, resulting in improved gross margin as a percentage of sales," he said. "Customers are confirming that ADIC's long-term investment in our i-layer intelligent storage technology takes the risk out of tape backup, reduces service costs and lowers total costs of ownership," according to van Oppen.
    ADIC branded sales were up approximately 26 percent from the same period last year to 65 percent of total revenue while quarterly OEM sales were down approximately 13 percent to 35 percent of total revenue. For the full fiscal year, branded sales were up about 16 percent to 61 percent of total revenue while OEM sales fell 18 percent to 39 percent of revenue. The Company noted OEM revenues have been fairly flat for the past three quarters and that the annual decline had been predicted for several quarters.
    "In mid-November, we announced the first customer shipments of our new Scalar(R) i500 midrange library, which is a significant milestone for both our branded and OEM business," van Oppen said. The Scalar(R) i500 is the first in the industry to offer growing midrange environments the combination of flexible scalability and integrated intelligence needed to improve the effectiveness of backup.
    Quarterly operating expenses grew by $3.7 million compared to the immediately preceding quarter and approximately $4.2 million versus the fourth quarter 2004. Sequential and annual increases reflect increased selling costs related to higher branded sales volumes, R&D spending connected with the development of the new Scalar(R) i500 library as well as accounting and tax compliance costs. In addition, operating expenses for the fourth quarter include previously announced expenses of $1.3 million related the closure of facilities and restructuring activities in the U.S. and Europe. As a result of new accounting standards, subsequent quarters are expected to include non-cash stock option expenses ranging between $662,000 and $1.4 million per quarter based on grants outstanding as of our fiscal year end. Option grants in subsequent periods may increase non-cash expenses.
    The Company realized tax benefits of $721,000 and $4.2 million for the fourth quarter and fiscal year 2005, respectively. Such tax benefits resulted from a combination of the resolution of state tax audits, completion of a Federal tax audit and release of related tax contingency reserves.
    Net cash provided by operations during fiscal 2005 was $48.6 million and total investment in property, plant and equipment was $13.9 million. Subtracting cash flow from operations reported through July 31 indicates fourth quarter cash provided by operations was approximately $11.4 million.
    Total cash and marketable securities reached $252.6 million at the end of the period, up from $240.6 million reported as of the end of the third quarter. For the fiscal year, cash and marketable securities grew from $232.9 million despite repurchase of approximately 2.9 million shares of common stock at an average price of $7.89 per share, or $22.9 million. Minimal shares were repurchased during the fourth quarter, primarily as a result of stock trading restrictions associated with disclosure of the Company's investment and potential acquisition activities.
    Fourth quarter and fiscal 2005 financial results are unaudited. Final audited results will be available in the Company's Annual Report on Form 10-K expected to be filed on or before January 16, 2006. The Company is not presently aware of any reason audited results should differ from the results presented herein.

    About ADIC

    Advanced Digital Information Corporation (NASDAQ: ADIC) is a leading provider of Intelligent Storage(TM) solutions to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.(1) The Company's data management software, storage networking appliances, and disk-based backup and restore solutions provide IT managers innovative tools for storing, managing, and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers, OEMs and partnerships, including Apple, Dell, EMC, Fujitsu-Siemens, HP, IBM, and Sun. Further information about ADIC is available at www.adic.com.

    (1) Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2004, F. Yale, August 2005. ADIC and Scalar are registered trademarks and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

    This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect", "anticipate", and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, acceptance of new products, success of new sales channels, technical competition or obsolescence, supply constraints, changes in market pricing, production problems and the Company's ability to complete announced restructurings on schedule. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2004 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

    Conference Call

    There will be a conference call to discuss fiscal 2005 and fourth quarter results as well as fiscal 2006 business outlook at 1:30 p.m. PT (4:30 p.m. ET) on December 15, 2005. The call can be accessed live on our website at www.adic.com/ir.



               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts)
                              (Unaudited)


                                Three Months Ended   Fiscal Year Ended
                                    October 31,         October 31,
                                   2005      2004      2005      2004
                                --------  --------  --------  --------
Revenue:
  Product                      $111,826  $102,961  $398,527  $409,371
  Service                        14,346    12,452    55,651    45,448
                                --------  --------  --------  --------
    Total revenue               126,172   115,413   454,178   454,819

Cost of revenue:
  Product                        75,124    72,869   274,702   290,660
  Service                        10,771     8,604    40,413    34,928
                                --------  --------  --------  --------
    Total cost of revenue        85,895    81,473   315,115   325,588

Gross profit                     40,277    33,940   139,063   129,231

Sales and marketing              17,539    15,897    66,597    64,836

General and administrative        6,874     6,135    25,886    24,242

Research and development         11,494     9,660    42,493    37,925
                                --------  --------  --------  --------

Operating profit                  4,370     2,248     4,087     2,228

Other income, net                 1,339     1,409     6,030     3,365
                                --------  --------  --------  --------

Income before benefit for
 income taxes                     5,709     3,657    10,117     5,593

Benefit for income taxes           (721)   (2,036)   (4,156)   (2,142)
                                --------  --------  --------  --------

Net income                     $  6,430  $  5,693  $ 14,273  $  7,735
                                ========  ========  ========  ========

Basic net income per share     $   0.11  $   0.09  $   0.23  $   0.12
                                ========  ========  ========  ========

Diluted net income per share   $   0.11  $   0.09  $   0.23  $   0.12
                                ========  ========  ========  ========

Shares used in computing basic
   net income per share          61,353    63,690    62,726    64,023
                                ========  ========  ========  ========

Shares used in computing
 diluted
   net income per share          61,617    64,057    63,000    64,794
                                ========  ========  ========  ========



               ADVANCED DIGITAL INFORMATION CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)


                                     October 31, 2005 October 31, 2004
                                     ---------------- ----------------

               ASSETS

Current assets:
   Cash and cash equivalents         $       131,554  $        94,695
   Accounts receivable, net                  105,879           93,025
   Inventories, net                           26,218           38,728
   Marketable securities                     121,025          138,238
   Other current assets                       15,895           13,602
                                      ---------------  ---------------
     Total current assets                    400,571          378,288

Property, plant and equipment, net            42,499           45,913
Service parts for maintenance, net            26,491           29,993
Investments                                    3,485            2,769
Other non-current assets                      23,041           18,067
                                      ---------------  ---------------
                                     $       496,087  $       475,030
                                      ===============  ===============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Deferred revenue - current        $        39,910  $        31,727
   Other current liabilities                  77,637           65,200
                                      ---------------  ---------------
     Total current liabilities               117,547           96,927

Deferred revenue - long-term                  18,242           13,605
Other long-term liabilities                      400              600
Shareholders' equity                         359,898          363,898
                                      ---------------  ---------------
                                     $       496,087  $       475,030
                                      ===============  ===============


               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)


                                                   Fiscal Year Ended
                                                      October 31,
                                                 --------------------
                                                    2005       2004
                                                  ---------  ---------

Cash flows from operating activities:
  Net income                                     $  14,273  $   7,735
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                   26,624     24,538
    Bad debt expense                                   899        211
    Inventory obsolescence                           2,300      3,335
    Stock compensation                                 129         --
    (Gain) loss on securities and investment
     transactions                                       59        (73)
    Deferred income taxes                           (6,840)    (2,898)
    Tax benefit from exercise of stock options         466      1,971
    Gain on assets held for sale                    (2,549)        --
    Loss on asset impairment                           247         --
    Other                                              358         81
  Change in assets and liabilities:
    Accounts receivable                            (13,132)     6,616
    Inventories                                      9,928     (8,465)
    Other current assets                            (1,881)      (402)
    Service parts for maintenance                   (7,729)   (11,032)
    Current liabilities                             12,042     (4,630)
    Deferred revenue                                13,450     14,692
                                                  ---------  ---------
Net cash provided by operating activities           48,644     31,679
                                                  ---------  ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment        (13,855)   (14,644)
  Proceeds from assets held for sale                 4,498     16,740
  Purchase of marketable securities               (261,464)  (113,744)
  Proceeds from securities transactions            279,775     86,035
  Purchase of other investments                       (776)      (692)
  Purchase of intangible assets                         --       (200)
  Return of investment on other investments             --         71
                                                  ---------  ---------
Net cash provided by (used in) investing
 activities                                          8,178    (26,434)
                                                  ---------  ---------
Cash flows from financing activities:
  Repayment of short-term and long-term debt            --     (1,221)
  Repurchase of common stock                       (22,893)    (9,510)
  Proceeds from issuance of common stock for
   stock options,
    stock warrants and Stock Purchase Plan           3,842      8,073
                                                  ---------  ---------
Net cash used in financing activities              (19,051)    (2,658)
                                                  ---------  ---------
Effect of exchange rate changes on cash               (912)       657
                                                  ---------  ---------
Net increase in cash and cash equivalents           36,859      3,244
Cash and cash equivalents at beginning of period    94,695     91,451
                                                  ---------  ---------
Cash and cash equivalents at end of period       $ 131,554  $  94,695
                                                  =========  =========



    CONTACT: ADIC
             Jon Gacek, 425-881-8004
             or
             Stacie Timmermans, 425-881-8004